# *Delaware*

*The First State*

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF "CALGON CARBON CORPORATION" AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE THIRTIETH DAY OF APRIL, A.D. 1990, AT 10 O'CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE FIRST DAY OF MAY, A.D. 1990.

CERTIFICATE OF DESIGNATION, FILED THE TWENTY-EIGHTH DAY OF JANUARY, A.D. 2005, AT 12:17 O'CLOCK P.M.

0667513 8100X

090400430

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7267070

DATE: 04-27-09

720121013

**FILED**

APR 30 1990

SECRETARY OF STATE

10 AM

CALGON CARBON CORPORATION

Restated Certificate of Incorporation

CALGON CARBON CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Corporation's present name is Calgon Carbon Corporation. The Corporation was originally incorporated under the name Calgon Corporation. The Corporation's original certificate of incorporation was filed with the Secretary of State of Delaware on November 27, 1967.

SECOND: At a meeting of the Board of Directors of the Corporation duly convened and held on February 7, 1990, at which a quorum was present and acting throughout, resolutions were duly adopted setting forth the proposed amendment and restatement of the Corporation's certificate of incorporation annexed hereto as Exhibit A, declaring such amendment and restatement to be advisable and directing that such amendment and restatement be submitted to the stockholders of the Corporation for their consideration thereof.

THIRD: Thereafter, pursuant to such resolutions of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly convened and held on April 24, 1990 in accordance with the General Corporation Law of the State of Delaware, at which meeting a quorum was present and acting throughout, and at which meeting (i) a majority of the outstanding Common Stock, par value $.01 per share, voting as a separate class and (ii) a majority in voting power of the outstanding Common Stock and Class A Stock, voting together and not as separate classes, voted in favor of the adoption of such amendment and restatement.

FOURTH: Such amendment and restatement was duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: The certificate of incorporation of the Corporation is hereby amended and restated to read as set forth in Exhibit A hereto.

SIXTH: Such amendment and restatement shall be effective May 1, 1990.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Thomas A. McConomy, its President, and attested by Joseph A. Fischette, its Secretary, this 25th day of April, 1990.

CALGON CARBON CORPORATION

By T. A. McConomy
President

ATTEST:

By Jos. A. Fischette
Secretary

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION
OF
CALGON CARBON CORPORATION

1. The name of the corporation is Calgon Carbon Corporation (the "Company").

2. The address of the Company's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is the production and marketing of activated carbons and related services and systems, and to conduct or engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Company shall have authority to issue is One Hundred Five Million (105,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $0.01 per share ("Preferred Stock") and One Hundred Million (100,000,000) shares of common stock having a par value of $0.01 per share (the "Common Shares"). The Common Shares shall be further divided into Common Stock and Class A Stock, with the number of shares of each thereof to be established from time to time by the Board of Directors in its discretion, but subject to the limitations set forth in this paragraph 4.

Preferred Stock

The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series and, as to the shares of each such series, the voting powers, full or limited, or no voting powers, and such designation, relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such shares, all to the fullest extent permitted by the General Corporation Law of Delaware.

Common Stock and Class A Stock

Except as otherwise provided herein, all shares of Common Stock and Class A Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Voting. At every meeting of the stockholders of the Company (or with respect to any action by written consent in lieu of a meeting of stockholders), each share of Class A Stock shall be entitled to ten (10) votes and each share of Common Stock shall be entitled to one (1) vote on each matter submitted to the vote of the holders of Common Shares. The holders of Common Stock and Class A Stock shall vote together and not as separate classes, except as otherwise provided herein. In determining whether any resolution has been adopted or other action taken by the vote or consent of a specified percentage of the holders of Common Shares, such percentage shall be calculated as a percentage of the total number of votes entitled to be cast with respect to such resolution or action by the holders of Common Stock and Class A Stock voting together. Notwithstanding the foregoing, without the affirmative vote or consent of the holders of a majority of the Common Stock then outstanding, voting as a separate class, the Company shall not issue any shares of Class A Stock if the number of shares of Class A Stock which would be outstanding immediately after such issuance would exceed 55% of the number of shares of Common Stock which would be outstanding immediately after such issuance.

(b) Dividends and Recapitalizations. When and as dividends are declared on the Common Shares, whether payable in cash, in property or in securities of the Company, the holders of Common Stock and Class A Stock shall be entitled to share equally, share for share, in such dividends in a manner which maintains the same proportionate equity ownership (i.e., the same proportion of shares of Class A Stock and Common Stock held by each class) between the holders of Class A Stock and Common Stock as existed on the record date for any such dividend, except that if dividends are declared that are payable in shares of Common Stock, each holder of Class A Stock shall be entitled to receive that number of additional shares of Class A Stock equal to the number of additional shares of Common Stock to which such holder would have been entitled by reason of such dividend if such holder's Class A Stock had been Common Stock. If the Company shall in any manner subdivide or combine the outstanding shares of either class of Common Shares, the outstanding shares of the other class of Common Shares shall be subdivided or combined proportionately.

(c) Conversion.

(i) Subject to and upon compliance with the provisions of this paragraph (c) and of the Voting Trust dated as of March 31, 1985, as amended and as it may be amended (the "Voting Trust"), the Voting Trustee of the Voting Trust shall be entitled at any time to convert any or all of the shares of Class A Stock held by such holder into the same number of shares of Common Stock.

(ii) In order to convert shares of Class A Stock into Common Stock the record holder of such shares shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company, and shall give written notice to the Company at such office that such holder elects to convert the same or a specified part thereof and shall state in such notice the name or names in which such holder wishes the certificate or certificates for the Common Stock issuable upon such conversion to be issued. The Company, will, as soon as practicable thereafter, issue and deliver at such office to or upon the order of such holder certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, in the case of a partial conversion of the shares of Class A Stock for which certificates have been surrendered, a new certificate registered in the name of such holder for such unconverted shares of Class A Stock. Except as otherwise provided in clause (v) of this paragraph (c), shares of Class A Stock shall be deemed to have been converted as of the close of business on the date when the surrender of the certificates therefor and the giving of notice as required above has been completed, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at and after such time.

(iii) The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of Class A Stock, the full number of shares of Common Stock issuable upon the conversion of all shares of Class A Stock from time to time outstanding.

(iv) The Company shall pay any and all issue taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Class A Stock pursuant thereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class A Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(v) If at any time shares of Class A Stock then held by the Voting Trustee of the Voting Trust are proposed to be transferred to any other person, by reason of the termination of such Voting Trust or the withdrawal of shares therefrom or otherwise, immediately prior to such transfer the shares to be so transferred shall automatically be converted into an equal number of shares of Common Stock as of the opening of business on the date of such transfer. The failure of the Voting Trustee to comply with the provisions of paragraph (c)(ii) hereof shall not

affect the validity of such conversion into Common Stock, but until such compliance has taken place the Company shall not deliver certificates for the shares of Common Stock into which such Class A Stock has been converted pursuant to this paragraph (c)(v).

5. The Board of Directors is authorized to make, alter or repeal the bylaws of the Company. Election of directors need not be by ballot.

6. No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this paragraph 6 shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Company Law of Delaware, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to December 22, 1986.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:17 PM 01/28/2005
FILED 12:17 PM 01/28/2005
SRV 050072051 - 0667513 FILE

# CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

## CALGON CARBON CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

We, the undersigned officers of Calgon Carbon Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on January 27, 2005, adopted the following resolution creating a series of 100,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 100,000.

Section 2. Dividends and Distributions.

(A) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1,000.00 or (b) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or

otherwise), declared on the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after January 27, 2005 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1,000.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "<u>default period</u>") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount

to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000.00 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 10,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Restated Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

[Execution Page Follows]

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 27th day of January, 2005.

By: [signature]
Name:
Title:

Attest:

[signature]
Secretary